Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-209466 and Form S-8 File No. 333-134245 and No. 333-40413 of Milestone Scientific Inc. of our report dated April 1, 2019, relating to our audit of the consolidated financial statements of Milestone Scientific Inc. as of December 31, 2018, which appear in this Form 10-K.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Friedman LLP

East Hanover, New Jersey

April 1, 2019